Exhibit 99.1

Montrose Environmental Group Reports Record Fourth Quarter and Full Year 2024 Results and Provides Strong 2025 Guidance

Fourth Quarter 2024 Highlights (comparisons to fourth quarter 2023)

•
Highest-ever quarterly revenue of $189.1 million, an increase of $21.3 million, or 14.1%
•
Net loss of $28.2 million, or $0.90 net loss per diluted share attributable to common stockholders (LPS), and Adjusted Net Income1 of $14.7 million, or $0.29 Diluted Adjusted Net Income per share1 (Adj EPS)
•
Record fourth quarter Consolidated Adjusted EBITDA1 of $27.2 million, an increase of $9.8 million, or 55.8%
•
Expansion in Consolidated Adjusted EBITDA1 as a percentage of revenue to 14.4%

Full Year 2024 Highlights (comparisons to full year 2023)

•
Record total revenue of $696.4 million, an increase of $72.2 million, or 11.6% over the prior year record
•
Net loss of $62.3 million, or $2.22 LPS, and Adjusted Net Income1 of $55.8 million, or $1.08 Adj EPS1
•
Record Consolidated Adjusted EBITDA1 of $95.8 million, an increase of $17.2 million, or 21.9%
•
Robust expansion in Consolidated Adjusted EBITDA1 as a percentage of Revenue to 13.8%
•
Resilient organic revenue growth of 8.3%
•
Continued balance sheet strength, with a leverage ratio of 2.1x as of December 31, 2024

2025 Guidance

•
Revenue is expected to be in the range of $735.0 million to $785.0 million
•
Reiterates organic revenue growth expectations of 7% to 9% per year
•
Consolidated Adjusted EBITDA1 is expected to be in the range of $101.0 million to $108.0 million
•
Focus on continued margin expansion and significantly improved operating cash flow
•
Revenue and Consolidated Adjusted EBITDA1 outlooks do not include any benefit from future acquisitions

Little Rock, Arkansas (February 26, 2025) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the fourth quarter and full year ended December 31, 2024.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “We are pleased to report another record year and record quarter of financial and operating performance driven by continued demand for our uniquely integrated environmental expertise and technology. Our continued track record of strong organic growth primarily due to cross-selling success and strong customer retention, our increased margins due to improved operating efficiencies, our lower leverage due to balance sheet strength, our continued innovation success with developing patented technologies, and our successful integration of recent acquisitions, all continue to validate the strategic advantages of our business model. Our end-market and service diversification and our focus on simultaneously

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

supporting economic value creation and environmental stewardship continues to resonate. We believe the new US administration and the expected political and policy shifts in our key markets will create more tailwinds than headwinds given our private sector focus and given potential increases in demand for our services due to onshoring and increased energy and industrial production.”

Mr. Manthripragada continued, “Our long-term capital allocation strategy is unchanged. In the near-term, we will prioritize redemption of the preferred equity and subsequent deleveraging. This provides an opportunity for the underlying organic growth and cash generation potential of our business to shine. We believe these combined efforts will highlight to our employees, clients, colleagues and stockholders the incredible value creation opportunity afforded by Montrose and its environmental mission—clean air, water, and soil for all."

"As we look ahead to 2025, and as evidenced by our guidance, we remain confident and optimistic in our growth trajectory and value creation capabilities consistent with our mission and strategy.”

Fourth Quarter 2024 Results

Total revenue in the fourth quarter of 2024 was $189.1 million compared to $165.7 million in the prior year quarter, an increase of 14.1%. The increase in revenue was primarily comprised of $18.0 million from acquisitions and $15.7 million from strong organic growth in our Assessment, Permitting and Response and Measurement and Analysis segments, partially offset by an $8.4 million reduction in environmental emergency response revenue, and lower treatment technology revenue.

Net loss was $28.2 million, or $0.90 of LPS, in the fourth quarter of 2024, compared to net loss of $1.4 million, or $0.18 LPS, in the prior year quarter. The year-over-year change in net loss was primarily attributable to a one-time charge of $18.0 million related to the previously announced cancellation of all executive Stock Appreciation Rights (SARs), and increases in income tax and interest expenses of $7.3 million and $2.2 million, respectively. The decline in LPS was primarily attributable to the higher net loss, partially offset by lower dividends on our Series A-2 Preferred Stock (Series A-2) and higher weighted average outstanding share count.

In the fourth quarter of 2024, Adjusted Net Income1 and Adj EPS1 were $14.7 million and $0.29, respectively, equal to the prior year quarter Adjusted Net Income1 of $14.7 million and slightly higher than prior year Adj EPS1of $0.27. Adj EPS1 in the current year benefited from lower dividends on our Series A-2, partially offset by higher weighted average outstanding share count in the quarter.

Fourth quarter 2024 Consolidated Adjusted EBITDA1 was $27.2 million, or 14.4% of revenue, compared to $17.5 million, or 10.5% of revenue, in the prior year quarter. The increase in Consolidated Adjusted EBITDA1 was due to higher revenue driven by organic growth and acquisitions. The increase in Consolidated Adjusted EBITDA1 as a percentage of revenue resulted primarily from operating leverage in our Measurement and Analysis segment and the benefits from recent acquisitions.

Full Year 2024 Results

Total revenue in the full year 2024 increased by $72.2 million, or 11.6%, to $696.4 million, compared to $624.2 million in the prior year period. The increase in revenue was primarily comprised of $81.6 million from acquisitions, and strong organic growth of $43.4 million, or 8.3%, driven by the Assessment, Permitting and Response and Measurement and Analysis segments. These increases were partially offset by $43.3 million lower environmental emergency response revenues, lower treatment technology revenue, and the December 2023 sale of the Discontinued Specialty Lab, which generated $8.8 million of revenue in 2023.

Net loss was $62.3 million, or $2.22 LPS, in the full year 2024 compared to a net loss of $30.9 million, or $1.57 LPS, in the prior year period. The year-over-year increase in net loss was primarily attributable to a one-time charge of $18.0 million related to the previously announced cancellation of all SARs and higher income tax and interest expenses of $9.0 million and $8.1 million, respectively. The decline in LPS was primarily attributable to the higher net loss, partially offset by lower dividends on our Series A-2 and higher weighted average outstanding share count.

In the full year 2024, Adjusted Net Income1 and Adj EPS were $55.8 million and $1.08, respectively, similar to prior year period Adjusted Net Income1 and Adj EPS1 of $56.1 million and $1.07, respectively.

Consolidated Adjusted EBITDA1 for the full year 2024 was $95.8 million, or 13.8% of revenues, compared to $78.6 million, or 12.6% of revenues, in the prior year period. The increases in Consolidated Adjusted EBITDA1 and

Consolidated Adjusted EBITDA1 as a percentage of revenues were primarily due to operating leverage across all segments from higher revenues driven by organic growth and acquisitions.

Operating Cash Flow, Liquidity and Capital Resources

Net cash provided by operating activities for the full year ended December 31, 2024, was $22.2 million compared to cash provided by operating activities of $56.0 million in the prior year period. The year-over-year decrease was primarily due to an increase in accounts receivable associated with higher revenues in the fourth quarter, as well as the previously disclosed receivables from a large US government project. The large project was for the City of Tustin, CA (Tustin) and related to a US Navy-owned facility fire and subsequent environmental monitoring and remediation. The Company was contracted directly by Tustin and the US Navy is committed to reimburse Tustin for its total costs associated with the fire. Tustin is continuing to work with the US Navy on reviewing and processing invoices and payments, which have been delayed due to the complexity of the incident. Tustin has not disputed any of the Company’s invoices and has continued making payments in good faith while waiting for additional US Navy funding. To-date Tustin has paid forty percent of all Montrose invoices. As this press release date, the remaining amount Tustin owes Montrose is approximately $13.5 million. We are working collaboratively with Tustin, and we remain confident in full collectability of the outstanding balance. Despite these delays, the business generated strong cash flow in the fourth quarter.

On February 26, 2025, the Company entered into a new $500 million Senior Secured Credit Agreement, comprised of a $200.0 million term loan and a $300.0 million revolving credit facility, maturing on February 26, 2030 (2025 Credit Facility). The 2025 Credit Facility includes an accordion feature of $200.0 million, providing additional flexibility to Montrose.

As of December 31, 2024, Montrose’s leverage ratio under the 2025 Credit Facility was 2.1x.

Pro forma for the 2025 Credit Facility, as of December 31, 2024, Montrose had $296.7 million of liquidity, including $12.9 million of cash and $283.8 million of availability on its revolving credit facility.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 27, 2025, at 8:30 a.m. Eastern time to discuss fourth-quarter and full-year financial results. The prepared remarks will be followed by a question-and-answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. Alternatively, to participate on the day of the call, participants may access the live call by dialing 1-844-826-3035 in the United States or 1-412-317-5195 internationally approximately ten minutes before the call and requesting to join the Montrose Fourth Quarter 2024 Earnings Conference Call. For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,410 employees across 120 locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, environmental emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Adrianne D. Griffin

Senior Vice President, Investor Relations and Treasury

(949) 988-3383

ir@montrose-env.com

Media Relations:

Tammy Hovey
Director, Corporate Communications
(917) 520-2751

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	(Unaudited) Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$189,058	$165,742	$696,395	$624,208
Cost of revenues (exclusive of depreciation and amortization shown below)	111,954	101,919	418,193	383,903
Selling, general and administrative expense	84,445	61,100	261,627	222,861
Fair value changes in business acquisition contingencies	149	(330)	534	84
Depreciation and amortization	15,357	11,964	52,762	45,780
Loss from operations	(22,847)	(8,911)	(36,721)	(28,420)
Other income (expense), net	2,579	5,934	(1,735)	4,374
Interest expense, net	(4,442)	(2,286)	(15,862)	(7,793)
Total other income (expense), net	(1,863)	3,648	(17,597)	(3,419)
Loss before expense from income taxes	(24,709)	(5,263)	(54,318)	(31,839)
Income tax expense (benefit)	3,516	(3,822)	7,996	(980)
Net loss	$(28,225)	$(1,441)	$(62,314)	$(30,859)

Equity adjustment from foreign currency translation	(1,840)	73	(1,910)	(231)
Comprehensive loss	(30,065)	(1,368)	(64,224)	(31,090)
Convertible and redeemable Series A-2 Preferred Stock dividend	(2,750)	(4,100)	(11,064)	(16,400)
Net loss attributable to common stockholders	(30,975)	(5,541)	(73,378)	(47,259)
Weighted average common shares outstanding— basic and diluted	34,302	30,185	33,061	30,058
Net loss per share attributable to common stockholders— basic and diluted	$(0.90)	$(0.18)	$(2.22)	$(1.57)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash	$12,935	$23,240
Accounts receivable, net	158,883	112,360
Contract assets	52,091	51,629
Prepaid and other current assets	14,090	13,668
Income tax receivable	—	27
Total current assets	237,999	200,924
Non-current assets
Property and equipment, net	63,776	56,825
Operating lease right-of-use asset, net	39,755	32,260
Finance lease right-of-use asset, net	19,643	13,248
Goodwill	467,789	364,449
Other intangible assets, net	152,756	140,813
Other assets	8,635	8,267
Total assets	$990,353	$816,786
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$63,704	$59,920
Accrued payroll and benefits	34,248	34,660
Business acquisitions contingent consideration, current	26,872	3,592
Current portion of operating lease liabilities	11,345	9,963
Current portion of finance lease liabilities	4,627	3,956
Current portion of long-term debt	17,866	14,196
Total current liabilities	158,662	126,287
Non-current liabilities
Business acquisitions contingent consideration, long-term	6,255	2,448
Other non-current liabilities	5,550	6,569
Deferred tax liabilities, net	13,312	6,064
Conversion option related to Series A-2 Preferred Stock	20,224	19,017
Operating lease liability, net of current portion	30,880	25,048
Finance lease liability, net of current portion	11,460	8,185
Long-term debt, net of deferred financing fees	204,818	148,988
Total liabilities	$451,161	$342,606
Commitments and contingencies
Convertible and redeemable Series A-2 Preferred Stock $0.0001 par value:
Authorized, issued and outstanding shares: 11,667 and 17,500 at December 31, 2024 and December 31, 2023, respectively; aggregate liquidation preference of $122.2 million and $182.2 million at December 31, 2024 and December 31, 2023, respectively	92,928	152,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at December 31, 2024 and December 31, 2023; issued and outstanding shares: 34,309,788 and 30,190,231 at December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	721,067	531,831
Accumulated deficit	(272,670)	(210,356)
Accumulated other comprehensive loss	(2,133)	(223)
Total stockholders’ equity	446,264	321,252
Total liabilities, convertible and redeemable Series A-2 Preferred Stock and Stockholders’ Equity	$990,353	$816,786

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2024	2023	2022
Operating activities:
Net loss	$(62,314)	$(30,859)	$(31,819)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	52,762	45,780	47,479
Amortization of right-of-use asset	11,572	10,194	9,289
Stock-based compensation expense	64,665	47,267	43,290
Fair value changes in financial instruments	3,123	(4,129)	(3,396)
Deferred income taxes	4,286	(980)	2,250
Other operating activities, net	608	3,142	(3,975)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	(41,977)	(2,923)	4,394
Prepaid expenses and other current assets	(552)	(918)	(1,763)
Accounts payable and other accrued liabilities	3,798	(8,912)	(9,878)
Accrued payroll and benefits	(1,709)	9,464	(6,830)
Payment of contingent consideration	—	(611)	(19,457)
Change in operating leases	(12,027)	(10,493)	(8,935)
Net cash (used in) provided by operating activities	$22,235	$56,022	$20,649
Investing activities:
Proceeds from corporate owned and property insurance	224	573	329
Purchases of property and equipment	(21,333)	(29,578)	(9,583)
Proceeds from the sale of property and equipment	2,148	971	174
Proprietary software development and other software costs	(2,501)	(3,352)	(593)
Purchase price true ups	(3,287)	(1,425)	(389)
Minority investments	(210)	(2,626)	—
Cash paid for acquisitions, net of cash acquired	(113,086)	(66,187)	(28,625)
Net cash used in investing activities	$(138,045)	$(101,624)	$(38,687)
Financing activities:
Proceeds from line of credit	403,116	—	—
Repayment of the line of credit	(377,615)	—	—
Proceeds from the aircraft loan	—	10,935	—
Repayment of aircraft loan	(1,071)	(591)	—
Proceeds from term loan	50,000	—	—
Repayment of term loan	(15,000)	(12,211)	(8,750)
Payment of contingent consideration and other purchase price true ups	(363)	(1,949)	(11,107)
Repayment of finance leases	(5,489)	(4,584)	(3,967)
Payments of deferred financing costs	(348)	—	(183)
Proceeds from issuance of common stock for exercised stock options	2,060	4,690	1,643
Proceeds from issuance of common stock in follow-on offering	121,776	—	—
Dividend payment to the series A-2 stockholders	(11,064)	(16,400)	(16,400)
Repayment to the series A-2 stockholders	(60,000)	—	—
Net cash provided by (used in) financing activities	$106,002	$(20,110)	$(38,764)
Change in cash, cash equivalents and restricted cash	(9,808)	(65,712)	(56,802)
Foreign exchange impact on cash balance	(497)	(876)	(111)
Cash, cash equivalents and restricted cash:
Beginning of year	23,240	89,828	146,741
End of year	$12,935	$23,240	$89,828

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

	Year Ended December 31,
	2024			2023			2022
	Segment Revenues	Segment Adjusted EBITDA(1)		Segment Revenues		Segment Adjusted EBITDA(1)	Segment Revenues		Segment Adjusted EBITDA(1)
Assessment, Permitting and Response	$214,850	$48,020		$220,727		$52,148	$187,234		$37,458
Measurement and Analysis	224,366	50,521	(2)	197,095	(2)	37,217	172,432	(2)	31,588	(2)
Remediation and Reuse	257,179	38,339		206,386		27,087	184,750		30,616
Total Operating Segments	$696,395	$136,880		$624,208		$116,452	$544,416		$99,662

_____________________________________

(1)
For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Includes revenue of zero, $8.8 million and $17.0 million and Adjusted EBITDA of zero, $2.1 million and $6.4 million from the Discontinued Specialty Lab for the years ended December 31, 2024, 2023, and 2022, respectively

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic and Diluted Adjusted Net Income per Share represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2025. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the Series A-2 Preferred Stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(28,225)	$(1,441)	$(62,314)	$(30,859)
Amortization of intangible assets (1)	10,322	7,621	34,943	30,130
Stock-based compensation (2)	29,799	11,658	64,665	47,267
Acquisition costs (3)	1,456	1,960	7,827	6,930
Fair value changes in financial instruments (4)	(1,727)	(5,943)	3,124	(4,129)
Expenses related to financing transactions (5)	37	28	317	35
Fair value changes in business acquisition contingencies (6)	149	(330)	534	84
Discontinued Specialty Lab (7)	—	791	692	6,112
Other losses and expenses (8)	2,436	328	4,323	543
Tax effect of adjustments (9)	445	—	1,721	—
Adjusted Net Income	$14,692	$14,672	$55,832	$56,113
Preferred dividends Series A-2	(2,750)	(4,100)	(11,064)	(16,400)
Adjusted Net Income attributable to stockholders	$11,942	$10,572	$44,768	$39,713

Net Loss per share attributable to stockholders	$(0.90)	$(0.18)	$(2.22)	$(1.57)
Basic Adjusted Net Income per share (10)	$0.35	$0.35	$1.35	$1.32
Diluted Adjusted Net Income per share (11)	$0.29	$0.27	$1.08	$1.07

Weighted average common shares outstanding	34,302	30,185	33,061	30,058
Fully diluted shares (12)	41,791	38,589	41,328	37,128

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 Preferred Stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amounts in 2024 are primarily comprised of non-recurring costs to centralize certain back-office functions, lease abandonment costs, and third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company. Amount in 2023 consists of costs associated with an aviation loss.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of December 31, 2024.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.
(12)
The fully diluted shares increased primarily due to 3.5 million shares issued in Q2'24 public offering, and a higher number of share equivalent related to the Series A-2 Preferred Stock due to lower common stock share price of $21.03 as of December 31, 2024, compared to $28.70 as of December 31, 2023, causing a higher conversion rate from the A-2 Preferred Stock to common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(28,225)	$(1,441)	$(62,314)	$(30,859)
Interest expense	4,442	2,286	15,862	7,793
Income tax expense (benefit)	3,516	(3,822)	7,996	(980)
Depreciation and amortization	15,357	11,964	52,762	45,780
EBITDA	$(4,910)	$8,987	$14,306	$21,734
Stock-based compensation (1)	29,799	11,658	64,665	47,267
Acquisition costs (2)	1,456	1,960	7,827	6,930
Fair value changes in financial instruments (3)	(1,727)	(5,943)	3,124	(4,129)
Expenses related to financing transactions (4)	37	28	317	35
Fair value changes in business acquisition contingencies (5)	149	(330)	534	84
Discontinued Specialty Lab (6)	—	791	692	6,112
Other losses and expenses (7)	2,436	328	4,323	543
Consolidated Adjusted EBITDA	$27,240	$17,479	$95,788	$78,576

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(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 Preferred Stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amounts in 2024 are primarily comprised of third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, non-recurring costs to centralize certain back-office functions, and lease abandonment costs. Amount in 2023 consists of costs associated with an aviation loss.